Exhibit 10.1

GATEWAY, INC.

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

GATEWAY, INC. (the “Company”) hereby amends and restates its Deferred Compensation Plan (the “Plan”), as of the Effective Date identified below, with reference to the following:

A. The purpose of the Plan is to attract and retain key management employees of the Company and its Affiliates by providing a tax-deferred capital accumulation vehicle and to supplement the benefits payable to such employees under the Company’s tax qualified plans.

B. The Plan was originally established on March 25, 1996 and amended on October 21, 1998. The Plan was frozen effective December 31, 2004. This Plan is an amendment and restatement of the frozen Plan.

C. The Plan is intended to provide benefits to a select group of management or highly compensated personnel, and as such, is intended to be an unfunded “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company intends for the Plan to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but does not intend for this to be a qualified plan within the meaning of sections 401(a) and 501(a) of the Code.

D. Voluntary compensation deferrals and contributions by the Company, if any, shall be held in a “Rabbi Trust,” as that term is defined in Revenue Procedure 92-64, 1992-2 C.B. 422.

ARTICLE I

DEFINITIONS

When used in the Plan, the following words and phrases shall have the meanings set forth below:

1.1 “Account” means the recordkeeping account established for each Participant in the Plan for purposes of accounting for the amount of Base Salary, Bonus, Sales Incentive, Options Gains and, in the case of Board Members, Retainer and Meeting Fees, deferred under Article III and Discretionary Credits, if any, credited under Article IV, adjusted periodically to reflect assumed investment returns on such deferrals, and/or Discretionary Credits in accordance with Article V.

1.2 “Administrator” means the committee designated by the Board (or such person as may be designated by the committee) to administer the Plan in accordance with Article XII.

1.3 “Affiliate,” means any entity that is aggregated with the Company pursuant to Code Section 414.

1.4 “Base Salary” shall mean a Participant’s annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, long-term incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5 “Beneficiary” means the person or entity designated by the Participant to receive the Participant’s Plan benefits in the event of the Participant’s death. If the Participant does not designate a Beneficiary, or if the Participant’s designated Beneficiary predeceases the Participant, the Participant’s surviving spouse shall be the Beneficiary under the Plan or, if there is no surviving spouse, the Participant’s estate shall be the Beneficiary.

1.6 “Board” means the board of directors of the Company.

1.7 “Board Member” means a member of the Board.

1.8 “Bonus” means any compensation payable to a Participant by the Company, in addition to Base Salary, relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee as commissions or under any Employer’s annual bonus and cash incentive plans, excluding stock options.

1.9 “Change in Control” means, a Change in Ownership, a Change in the Effective Control, a Change in Assets or a termination of the Plan and distribution of compensation deferred hereunder within twelve (12) months after any of the foregoing events. For purposes of this Section, “Company” shall include (i) the company for which a Participant is performing services at the time of the Change in Control, (ii) the company liable for the payment of the deferred compensation (or all companies liable if more than one company is liable), or a company that is a majority shareholder of a company identified in (i) or (ii), or any company in a chain of companies in which each company is a majority shareholder of another company in the chain, ending in a company identified in (i) or (ii). The events described in this section will not be considered to occur, with respect to an employee of a participating entity, if a participating entity is sold and the employee of the participating entity continues employment with the Employer subsequent to the sale. The events described in this section have the following meanings:

(a) “Change in Ownership” means the acquisition of stock by any one person or persons acting in concert (a “group”) of the Company, that when added to the stock of the person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The acquisition of additional stock by any person or group who are already considered to own more than 50% of the stock of the Company shall not constitute a change in ownership of the Company. An increase in the percentage of stock owned by any person or group, as result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b) “Change in the Effective Control” means the occurrence of any of the following events, despite the fact that the Company has not undergone a Change in Ownership as described above:

(i) The acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of ownership of stock of the Company possessing 35% or more of the total voting power of the stock, except if such acquisition is the result of a change in “record ownership” and not a change in “beneficial ownership;”

(ii) The replacement of a majority of the Company’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election; or

(iii) A transaction between the Company and another company resulting in a Change in Control.

(iv) Provided that this section shall not apply to the acquisition of additional control of the Company by any person or group, if that person or group is considered to effectively control the Company prior to the acquisition.

(c) “Change in Assets” means the acquisition by any person or group (or acquisition during the 12-month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company, that have a total gross fair market value equal to, or more than, 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. A transfer of assets by the Company will not be treated as a Change in Assets if the assets are transferred to any of the following (determined immediately after the transfer):

(i) A shareholder of the Company (as determined, immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

(iii) A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).

For purposes of this subsection (c), the gross fair market value of assets is the value of the assets of the Company or the value of the assets being disposed of with regard to any liabilities associated with such assets. If assets are transferred to an entity that is controlled by the shareholders of the transferring company immediately after the transfer, there is no Change in Control.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Committee” means the committee described in Article XII.

1.12 “Company” means the Gateway, Inc. or any Related Company that shall assume the obligations of this Plan with the approval of the Company. References to the Company shall be construed to mean references to the corporation or entity by which a Participant is employed at a particular time.

1.13 “Compensation” means, in the case of an Employee, the Base Salary, Bonus and Sales Incentive of an Eligible Employee, and in the case of a Board Member, the Retainer and Meeting Fees payable to the Board Member.

1.14 “Deferral Election” means the written election made by an Eligible Employee to defer Compensation in accordance with Article III.

1.15 “Director” shall mean Employees with such designation or a higher designation in the Company’s Human Resource Recordkeeping System or Employees at an equivalent pay scale.

1.16 “Disability” means with respect to a Participant (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.17 “Discretionary Credit” means an amount credited to a Participant’s Account, as determined by the Company in its sole discretion.

1.18 “Effective Date” means October 1, 2005.

1.19 “Election Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.20 “Election Period” means the period specified in Section 3.2 during which a Deferral Election may be made with respect to Compensation payable for a Plan Year.

1.21 “Eligible Employee” means an employee who has attained the Director level or above (or Employees at an equivalent pay scale) in the Company or a Board Member.

1.22 “Employee” shall mean a person who is an employee of any Employer.

1.23 “Employer” shall mean the Company and/or each of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.24 “Event Date” shall mean the date on which a Participant experiences: Termination of Employment, Disability, Retirement, Unforeseeable Financial Emergency, or Death.

1.25 “Key Employee” means an employee, as defined in section 416(i) of the Code without regard to paragraph (5) thereof, of the Company.

1.26 “Non-Statutory Stock Options” or “Option” means an option to purchase stock of the Company, other than an incentive stock option described in section 422 of the Code or an option granted under an employee stock purchase plan described in section 423 of the Code.

1.27 “Option Gain” means the difference between the exercise price of a Non-Statutory Stock Option and the market value of the shares of Company stock issuable upon exercise of the Option.

1.28 “Participant” means an Eligible Employee who has satisfied the Enrollment Requirements in Section 2.2 of this Plan and has elected to defer

Compensation under this Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or as a result of property settlements resulting from legal separation or divorce. “Inactive Participant” means an Employee who is entitled to benefits under a plan of deferred compensation provided by the Company (the “Prior Plan Benefits”) but who are not Eligible Employees under this Plan. The Inactive Participants shall be considered Participants in this Plan for all purposes, except for the right to defer as provided in Section 3.1 and the right to receive Company Discretionary Contributions as provided in Section 4.1, but including the right to direct the investment of their accounts as provided in Section 5.3; and their Prior Plan Benefits shall be treated as benefits provided under this Plan, subject to all the terms, conditions and restrictions hereof. All elections previously made by an Inactive Participant with respect to his Prior Plan Benefits shall remain in effect, provided that an Inactive Participant may make new elections to the extent permitted in, and subject to the limitations of, Sections 5.3, 6.8, 7.2, 8.2 and 8.3.

1.29 “Plan” means the Gateway, Inc. Amended and Restated Deferred Compensation Plan.

1.30 “Plan Year” means the calendar year, except that the first Plan Year of the Plan shall be the period from the Effective Date to December 31, 2005.

1.31 “Regulation” means any rule or regulation promulgated under the Code by the Secretary of the Treasury or his delegate.

1.32 “Related Company” means any Affiliate that assumes the obligations of the Plan by signing an Agreement of Participation with the Company.

1.33 “Retainer and Meeting Fees” means the fees payable to a Board Member for his or her service as such.

1.34 “Retirement” means termination of employment with the Company and its Affiliates after completion of 5 years of Service and attainment of age 55. In the case of a Board Member, “retirement” means the date as of which the individual ceases to serve on the Board of Directors of the Company.

1.35 “Sales Incentive” means the commissions or other compensation payable to Employees, some or all of whose annual compensation is payable on a commission basis.

1.36 “Savings Plan” means Gateway, Inc. 401(k) Savings Plan.

1.37 “Service” means “Vesting Service” as defined in the Savings Plan.

1.38 “Stock Units” means the stock equivalent units corresponding to the number of actual shares of stock.

1.39 “Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.40 “Trust” shall mean one or more trusts established pursuant to the trust agreement, dated between the Company and the trustee named therein, as amended from time to time.

1.41 “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant (as defined in Section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.42 “Valuation Date” means any date on which a Participant’s Account is valued. For purposes of any plan distributions the “Valuation Date” will be the Event Date.

ARTICLE II

PARTICIPATION

2.1 Eligibility. Employees at the Director level and above (or Employees at an equivalent pay scale) and Board Members shall be eligible to participate in the Plan, provided such Employees have met all enrollment requirements set forth in this Plan, including returning all required documents to the Administrator within the specified time period.

2.2 Enrollment Requirements. As a condition to participation in the Plan, each newly Eligible Employee shall complete, sign and return to the Administrator an Enrollment Form and a Deferral Election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan. Initial enrollment in the Plan shall begin in September 2005. For subsequent Plan Years, annual enrollment shall be in November for the following Plan Year.

2.3 Commencement of Participation. Newly Eligible Employees who have met the enrollment requirements under Section 2.2 of the Plan shall commence participation in the Plan within thirty (30) days of their date of hire or of the date on which such employee became an Eligible Employee under the Plan. If an Eligible Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that employee shall not be eligible to participate in the Plan until the next Entry Date following the delivery to the Administrator of the required documents.

ARTICLE III

DEFERRAL OF COMPENSATION

3.1 Deferral Amounts. For each Plan Year, pursuant to a Deferral Election under Section 3.3, a Participant may elect to defer as his or her Annual Deferral Amount:

Deferral	Maximum
Base Salary	Up to 90%
Quarterly Bonus	Up to 90%
Annual Bonus	Up to 90%
Sales Incentive	Up to 90%
Option Gain	Up to 100%

In addition, Board Members may elect to defer up to 100% of their Retainer and Meeting Fees.

3.2 Deferral Elections. Any Deferral Election of a Participant shall be made in accordance with the following rules:

(a) A Deferral Election of Base Salary, Quarterly Bonuses, Annual Bonuses, Sales Incentives and Option Gains or of Retainer and Meeting Fees for a Plan Year shall be made during the enrollment periods set forth in Section 2.2, and in any event prior to the first day of the Plan Year in accordance with rules established by the Administrator. Such deferral elections must be made in whole percentages and may not exceed the amounts specified in Section 3.1.

(b) A Deferral Election of a performance based Bonus that is determined with respect to services performed over a period of at least 12 months, shall be made no later than 6 months before the end of the 12 month performance period.

3.3 Election to Defer.

(a) First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan. A participant may make a deferral election by filing a written or electronic election. The deferral election shall apply with respect to services performed subsequent to the election. For elections to be valid, the Election Form must be completed and signed (manually or electronically) by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above) and accepted by the Administrator.

(b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year shall be made by timely delivering a new Election Form to the Administrator, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall remain the same as the Deferral Amount elected in the prior Plan Year.

(c) Crediting of Deferral Elections. The amount of Compensation that a Participant elects to defer under the Plan shall be credited to the Participant’s Account as soon as administratively practicable following the date on which the Compensation would have been paid if not for the Deferral Election.

3.4 Option Gain Deferrals. Participants who hold Non-Statutory Stock Options may elect to defer receipt of shares of Company stock and elect the time and manner for the future delivery of the deferred shares by following the procedures set out in this Section 3.4.

(a) Such election shall be made by the Participant’s delivery to the Committee of an election (on the form prescribed by the Committee) not less than 12 months prior to the anticipated exercise of the Non-Statutory Stock Option.

(b) At the date of exercise, the Participant shall pay the exercise price of the Option with shares of Company stock owned by the Participant having a market value equal to the exercise price.

(c) The Participant’s Account will be credited with a number of Stock Units determined by dividing the Option Gain by the current market value of the Company stock, and the Company shall issue and deliver to the Trust an equivalent number of shares of Company stock. The Stock Units shall be valued from time to time at the market value of the Company stock, and the Participant’s Account shall be credited with dividends, if any, paid on the Company stock in the form of additional Stock Units.

(d) Example: The Participant holds Options to purchase 1,000 shares of Company stock at $20 per share for a total exercise price of $20,000. The current market value of the Company stock is $100. The Participant has made a timely election to defer the Option Gain. Upon exercise of the Option, the Participant delivers 200 shares to the Company having a value of $20,000 (200 x $100 = $20,000) and receives 200 shares of stock from the Company. The Option Gain is $80,000 (1,000 shares with a value of $100,000 minus exercise price of $20,000). The Participant’s Account is credited with 800 Stock Units having a value of $80,000 (800 x $100 = $80,000).

ARTICLE IV

COMPANY DISCRETIONARY CONTRIBUTIONS AND STOCK OPTIONS

4.1 Discretionary Credits. The Company may award a Participant a Discretionary Credit in an amount determined by the Company in its sole discretion. Any such Discretionary Credit shall be credited to the Participant’s Account at the time determined by the Company and shall be subject to such terms and conditions as the Company may establish. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Discretionary Credit amount for that Plan Year, and the date of crediting may be different for different Participants. The Discretionary Credit amount, if any, shall be credited as of the date determined by the Committee in its sole and absolute discretion.

4.2 Vesting of Discretionary Credit. A Participant’s Discretionary Credit, if applicable, shall vest according to the following schedule:

Years of Service	Percentage of Vesting
1 year and less	0%
More than 1 year but less than 2	50%
More than 2 years	100%

4.3 Acceleration of Vesting. Notwithstanding the provisions of Section 4.2 and if permitted in the final Regulations under section 409A of the Code, a Participant’s Discretionary Credits, if any, shall become fully vested upon any of the following events:

(a) the Participant’s termination of employment through Retirement;

(b) the Participant’s Disability;

(c) the Participant’s death; or

(d) A Change in Control.

However, if not permitted in the final Regulations under section 409A of the Code, a Participant’s Discretionary Credits shall be valued in accordance with Article V.

ARTICLE V

PLAN ACCOUNTS

5.1 Valuation of Accounts. The Administrator shall establish an Account for each Participant who has filed a Deferral Election to defer Compensation. Such Account shall be credited with a Participant’s deferrals and any Discretionary Credits pursuant to Sections 4.1 and 4.2. As of each Valuation Date, the Participant’s Account shall be adjusted to reflect (i) the deemed investment earnings or losses described in Section 5.2, (ii) the amount of distributions, if any, to be debited from the Account as of that Valuation Date under Article VI or Article XI, (iii) the amount of forfeitures, if any, to be debited from the Account under Section 4.4, (iv) the then value of the Stock Units, if any, held in the Account, including any additional Stock Units issued as a result of the Company’s payment of dividends on the Company stock.

5.2 Crediting of Investment Return. Subject to such rules and limitations as the Administrator may establish, each Participant shall designate from among the assumed investment alternatives selected by the Administrator under Section 5.3, one or more assumed investments in which the amounts credited to his or her Account (other than Stock Units) shall be deemed invested. Pursuant to Section 5.3, a Participant’s Account shall be indexed to the net rate of return in the investment alternatives designated by the Participant. As of each Valuation Date, a Participant’s Account balance shall be adjusted upward or downward for increases or decreases in the fair market value of the investments in which it is deemed invested during the period since the immediately preceding Valuation Date.

5.3 Assumed Investment Alternatives. The Administrator shall designate the assumed investment alternatives that will be available from time to time under the Plan for purposes of measuring a Participant’s investment return under Section 5.2. Each Participant may request that his or her Account be deemed invested, in one percent (1%) increments, in specific investment alternatives made available by the Administrator. On or before the first day of each month, a Participant may make a new election with respect to the assumed investments in which his or her Account shall be deemed invested in the future. If a Participant does not have a valid investment election on file, the Participant’s Account shall be invested in an assumed default fund established by the Administrator. Any such election shall be made in the form and at the time specified by the Administrator.

5.4 Investment Alternatives After Death. Following a Participant’s death, the Participant’s Account balance shall be treated as if it were invested in the same manner as immediately prior to the Participant’s death and shall be credited with earnings as provided in Section 5.2 above.

ARTICLE VI

DISTRIBUTIONS

6.1 In-Service Distribution Election. At the time a Participant makes his or her initial Deferral Election, the Participant may specify particular dates, limited to a total of ten (10) for each Participant, in which to receive taxable In-Service Distributions of those portions of his or her vested Account. The date of such In-Service Distribution must be no earlier than three (3) years after such Participant’s commencement of participation in the Plan. A Participant may elect no more than one (1) In-Service Distribution for any given calendar year.

Such portions shall be paid in lump sums upon the pertinent dates specified in the initial Deferral Election. Any portion of a vested Account not distributed pursuant to the initial Deferral Election upon a specified date shall be distributed, as directed by the Participant, in the initial Deferral Election, in accordance with Section 6.2. In addition, in the initial Deferral Election, the Participant may, notwithstanding any other choices made in the Deferral Election, direct that the vested Account shall be distributed upon

Disability, irrespective of whether his or her employment terminates pursuant to the Disability.

6.2 Distribution Upon Retirement. In the case of a distribution that, pursuant to a Deferral Election, is to be made upon Retirement with the Company and its Affiliates the Participant’s Account shall be valued as of the Event Date. An initial annual installment payment shall be made in accordance with Article VII. The remaining subsequent installments shall be valued each January 1, and paid by February 15.

6.3 Distribution Upon Disability. In the case of a distribution that, pursuant to a Deferral Election, is to be made upon Disability, the Participant’s Account shall be valued as of the Event Date. An initial annual installment payment shall be made in accordance with Article X. The remaining subsequent installments shall be valued each January 1, and paid by February 15.

6.4 Distribution On Other Termination of Employment. In the case of a distribution that, pursuant to a Deferral Election, is to be made upon termination of employment with the Company and its Affiliates, prior to becoming eligible for a distribution under Section 6.3 or 11.1, the Participant’s vested Account shall be valued as of the Valuation Date immediately following termination of employment. A distribution of the vested Account shall be made in accordance with Article IX. If elected in the initial Deferral Election, the vested Account shall be distributed in annual installments for three or five years, as specified in the Deferral Election, determined on a declining balance. The remaining subsequent installments shall be valued each January 1, and paid by February 15.

6.5 Distributions to Key Employees. Notwithstanding the provisions of Sections 6.2 and 6.4, distributions to Key Employees shall not commence until a date that is six (6) months after the Event Date.

6.6 Deduction Limitation. Notwithstanding any other provision of this Plan, if the payment to a Participant in any one year shall exceed the amount the Company may deduct under Code section 162(m), the amount of the distribution in that year shall be limited to the amount deductible by the Company, and the remaining balance credited to the Participant’s Account shall be paid as soon as practicable thereafter in subsequent tax years to the extent deductible by the Company.

6.7 Change in Control. In the event that there is a Change in Control, the Administrator shall terminate the Plan, if permitted under the final regulations of Section 409A of the Code, and make an immediate lump sum payment to each Participant of his or her entire Account, valued as of the Valuation Date following the Change in Control.

6.8 Unforeseeable Financial Emergency. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) receive a partial or full payout from the Plan and/or (ii) if permitted under the final regulations of Section 409A of the Code, suspend any deferrals required to be made by a

Participant, but if not permitted under the final regulations of Section 409A of the Code, the Participant may only petition the Committee under Section 6.6(i).

6.9 Payment of Withdrawal for Unforeseeable Financial Emergencies. If the Participant is deemed to have suffered an Unforeseeable Financial Emergency, the payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause a severe financial hardship). Subject to the sole discretion of the Committee, if the petition for a payout is approved, any payout shall be made within forty-five (45) days of the date of approval. If a Participant receives a distribution as a result of an Unforeseeable Financial Emergency, such Participant may not participate in the Plan during the Plan Year following the year of the hardship distribution.

6.10 Acceleration of Payments.

(a) If a Participant experiences a separation of service as a result of Retirement, Termination of Employment, or death and the Participant has elected to receive his or her benefits in the form of installment payments, and such Participant’s account balance is $10,000 or less, the Committee may, in its sole discretion, pay such Participant’s benefit in a lump sum.

(b) If a Participant experiences a dissolution of marriage, such Participant’s former spouse may receive a distribution from the Participant’s Account, in a lump sum only, if such distribution is directed under a domestic relations order (meeting the requirements for a Qualified Domestic Relations Order under Code section 414(p)) issued by a court of competent jurisdiction to the former spouse.

ARTICLE VII

PAYMENT OF RETIREMENT BENEFITS

7.1 Retirement Benefit. A Participant who retires shall receive, as a Retirement Benefit, his or her Account Balance.

7.2 Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or in annual installments of 5, 10 or 15 years. A Participant that elects installment payments may continue to designate investment direction of his or her indexed accounts until the Account is completely paid out. If a Participant makes a change in the form of distribution on the initial Election Form, such election may not take effect until twelve (12) months after the date on which the election is made, and the first payment with respect to such election must be deferred for a period of five (5) years from the date such payment would otherwise have been made. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. Notwithstanding the foregoing, if the Participant’s Account Balance at the time of his or her separation from service upon retirement is less than $10,000, payment of the Retirement Benefit may be made, in the sole discretion of the Committee, in a lump sum. Distributions of Retirement Benefits for Key Employees may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of the death of the employee). Distributions of Retirement Benefits for non-Key Employees will be paid within forty-five (45) days following the date of his or her Retirement.

7.3 Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE VIII

PAYMENT OF IN-SERVICE DISTRIBUTIONS

8.1 In-Service Distribution. If a Participant elected to receive an In-Service Distribution upon initial enrollment in the Plan, such distribution shall be paid to the Participant in a lump sum.

8.2 Postponement of In-Service Distribution. A Participant may elect to have his or her In-Service Distribution postponed as provided in Section 6.1.

8.3 Change or Cancellation of In-Service Distribution. If permitted in the Final Regulations under section 409A of the Code, a Participant may make one cancellation of an In-Service Distribution. Any change, postponement, or cancellation must be made at least one (1) year prior to the calendar year of the specified date of distribution.

ARTICLE IX

PAYMENT OF TERMINATION BENEFITS

9.1 Termination Benefit. The Participant shall receive a Termination Benefit, which shall be equal to the Participant’s vested Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death, or Disability.

9.2 Payment of Termination Benefit. A Participant’s vested Account Balance at the time of his or her Termination of Employment shall be paid in either a lump sum or up to five (5) annual installments in accordance with such Participant’s initial deferral election. Installment distributions may not be accelerated or changed at any time.

Notwithstanding the foregoing, if the Participant’s Account Balance at the time of his or her termination is less than $10,000, payment of the Termination Benefit may be made, in the sole discretion of the Committee, in a lump sum. Distributions of Termination Benefits for Key Employees may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of the death of the employee). Distributions of Termination Benefits for non-Key Employees will be paid within forty-five (45) days following the date of his or her Termination.

ARTICLE X

PAYMENT OF DISABILITY BENEFITS

10.1 Disability Waiver.

(a) Waiver of Deferral. If permitted in the final regulations under Section 409A of the Code, a Participant who is determined by the Committee to be suffering from a Disability and is receiving less than 100% of current Annual Base Salary shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Compensation for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b) Return to Work. If a Participant returns to employment after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

10.2 Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles VII, VIII, IX, or XI in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is not eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee’s determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article VII. The Disability Benefit shall be paid in a lump sum within sixty (60) days of the Committee’s exercise of such right; provided however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article VII.

ARTICLE XI

DEATH BENEFITS WITH RESPECT TO ACCOUNTS

11.1 Death Prior to Commencement of Benefits. If a Participant who has not terminated employment with the Company dies prior to commencement of payment of his or her Account, the Participant’s Beneficiary shall receive a survivor benefit in an amount equal to the sum of: (i) the Participant’s Account balance, plus (ii) a supplemental survivor benefit equal to the Participant’s net deferrals, multiplied by two, provided that the maximum supplemental survivor benefit shall be $3,000,000. For purposes of this calculation, a Participant’s net deferrals are considered to be his or her total deferrals, unadjusted for deemed investment returns but reduced by the amount of his or her deferrals previously distributed.

Such a survivor benefit shall be paid, as elected by the Participant in his or her initial Deferral Election, in a single lump sum or in annual payments for 5, 10 or 15 years, as determined on a declining balance. A lump sum payment of the Account to the Beneficiary shall be determined as of the Valuation Date immediately following the date of death. Notwithstanding the foregoing, if the Participant’s Account Balance at the time of his or her death is less than $10,000, payment of the Death Benefit may be made, in the sole discretion of the Committee, in a lump sum.

If annual installment payments are to be made pursuant to the initial Deferral Election, the initial payment shall be determined as of the first Valuation Date following the date of death, and the subsequent payments shall be determined as of the Valuation Date in each subsequent December in the payment period and distributed in the following January.

11.2 Death After Commencement of Benefits. If a Participant dies after beginning to receive benefit payments but prior to receiving the entire amount to which he or she was entitled from his or her Account, the Participant’s Beneficiary shall receive the remaining amount to which the Participant was entitled from the Account at the time of death; and this amount shall be distributed to the Beneficiary under the form of payment that is in effect under Article VI at the time of death.

11.3 Other Conditions. Notwithstanding the provisions of this Article XI, if a Participant’s death occurs within two years of initial Plan participation, and such death occurs by reason of suicide (as reported on the Participant’s death certificate or determined by the Administrator in good faith), the Participant’s Beneficiary shall not receive a supplemental benefit under this Article XI.

ARTICLE XII

ADMINISTRATION

12.1 Authority of Committee. Except as otherwise provided in this Article XII, this Plan shall be administered by a Committee (or its designee) which shall consist of the

Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. The Committee’s interpretation, construction and administration of the Plan, including any adjustment of the amount or recipient of the payments to be made, shall be binding and conclusive on all persons for all purposes. Neither the Company, including its officers, employees or directors, nor the Committee or the Board or any member thereof, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

12.2 Participant’s Duty to Furnish Information. Each Participant shall furnish to the Administrator such information as it may from time to time request for the purpose of the proper administration of this Plan.

12.3 Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

12.4 Claims Procedure.

(a) The Administrator shall promptly process each application for benefits received by it and shall notify the applicant in writing of the action taken regarding the application for benefits within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for Disability benefits), following its receipt. This period may be extended by the Plan for up to 90 days (for up to two 30 day periods in the case of a claim for Disability benefits), provided that the notice of the extension of time is furnished to the applicant prior to the beginning of any extension period. Any extension notice shall describe the special circumstances requiring an extension of time and the date by which a benefit determination is expected. In addition, in the case of a notice of extension pertaining to a request for benefits payable upon Disability, the notice shall explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues; and the Participant shall be given at least 45 days within which to provide the specified information. In the event of a denial of benefits, the Administrator shall furnish the applicant with a written notification which shall include the reasons for the denial; specific references to the Plan provisions on which the denial is based; a description of any additional material or information necessary for the applicant to perfect the application for benefits, including an explanation of why such material or information is necessary; and an explanation of the review procedure set forth in Section 12.3(b) including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(b) In the event of a denial of a Disability benefit claim, in addition to the notification requirements of Section 12.3(a)(1), the Administrator shall furnish the applicant a copy of the guideline, protocol or other criterion relied upon or a statement that the guideline, protocol or other criterion will be provided free of charge upon request; and an explanation of the scientific or clinical judgment on which the denial was based or a statement that the explanation will be provided free of charge upon request. Notwithstanding anything herein to the contrary, any Disability related claim shall be handled in a manner consistent with applicable Department of Labor regulations. For purposes of this Section 12.3, a benefit is a “Disability benefit” if the claimant is required to provided proof of his or her eligibility for a Disability benefit as a condition for obtaining the benefit. A benefit is not a Disability benefit if a finding of benefit eligibility is determined under another program by an independent party, such as the Social Security Administration.

(c) In connection with any request for review of a Disability benefit claim, in addition to the requirements of Section 12.3(b)(1), the Administrator shall provide for a review that does not afford deference to the initial adverse benefit determination; provide that the review shall be concluded by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual; provide, in the case of the review of an adverse benefit determination based on a medical judgment, that the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan, without regard to whether the advice was relied upon in making the benefit determination; and provide that the health care professional engaged is an individual who is neither the individual who made the adverse benefit determination nor the subordinate of such individual.

(d) An applicant who has received a written denial of an application for benefits may appeal by filing with the Plan Administrator a written request for review. Such request must be made within 60 days (180 days in the case of a claim for disability benefits) following the receipt of the written denial. In connection with any request for review, the applicant may at any time review and obtain copies, free of charge, of all documents, records, and other information relevant to the claim, submit written comments, documents, records and other information pertinent to the claim and request a review that takes into account all comments, comments, documents, records and other information submitted without regard to whether such information was submitted or considered in the initial benefit determination.

(e) The Administrator shall notify the applicant in writing of its determination on review within 60 days (45 days in the case of a claim for Disability benefits) following receipt of the request for review. This period may be extended by the Plan for up to 60 days (45 days in the case of a claim for Disability benefits), provided that the Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing a claim. Written notice of the extension shall be furnished to the claimant prior to the beginning of the extension period. The extension notice must indicate the special circumstances requiring the extension and the date as of which the Plan expects to render a decision. If a claim is denied on review, the written notification shall state: (1) the specific reason or reasons for the denial, (2) references to the specific Plan provisions on which the denial was based, and (3) a statement that the applicant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the claim for benefits, (4) a statement describing the applicant’s right to bring an action under Section 502(a) of ERISA and (5) in the case of a claim for Disability benefits, a copy of the guideline, protocol or other criterion relied upon or a statement that the guideline, protocol or other criterion will be provided free of charge upon request and an explanation of any scientific or clinical judgment on which the denial was based or a statement that the explanation will be provided free of charge.

ARTICLE XIII

AMENDMENT AND TERMINATION

The Board, the Committee or their designee may amend or terminate the Plan at any time. Notwithstanding the foregoing, no such amendment or termination shall have a material adverse affect on any Participant’s rights under the Plan accrued as of the date of such amendment or termination.

ARTICLE XIV

TRUST

14.1 Establishment of the Trust. The Company shall establish the Trust, and the Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities.

14.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer,

Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3 Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE XV

MISCELLANEOUS

15.1 Form of Payment and Withholding. All payments under the Plan shall be made in cash and are subject to the withholding of all applicable taxes.

15.2 Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary or any other person, individually or as a member of a group, any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Board or the Administrator in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Affiliates shall be required or be liable to make any payment under the Plan.

15.3 No Employment Rights. Nothing in the Plan shall constitute a contract of employment or of continuing service or in any manner obligate the Company or any Affiliate to continue the services of any Participant, or obligate any Participant to continue in the service of the Company or Affiliates, or as a limitation of the right of the Company or Affiliates to discharge any of their employees, with or without cause.

15.4 Unfunded Plan. The Company may, at its discretion, establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the Company’s general creditors. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company in respect of its obligations under the Plan (other than as a general creditor of the Company with an unsecured claim against its general assets). The Company may also choose to use life insurance to assist it in meeting its obligations under the Plan. As a condition of participation in the Plan, each Participant agrees to execute any documents that may be required in connection with obtaining such insurance and to cooperate with any life insurance underwriting requirements; provided, however, that a Participant shall not be required to undergo a medical examination in connection therewith.

15.5 Nontransferability. No benefit under the Plan shall be assignable or subject to any manner of alienation, sale or transfer or otherwise subject to the claims of creditors of the Participant.

15.6 Successors and Assigns. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as legal obligations of and binding upon the Company, its successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

15.7 Applicable Law. This Plan is established under and will be construed according to the laws of the State of California, to the extent not preempted by the laws of the United States.

IN WITNESS WHEREOF, this Amended and Restated Plan has been adopted effective as of the Effective Date.

GATEWAY, INC.

By:	/s/ Anitta Spenner
	Title:	V.P., Human Resources (acting)
	Date:	September 30, 2005